Exhibit 99.1

NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

SHENANDOAH TELECOMMUNICATIONS COMPANY

REPORTS HIGHER NET INCOME IN FIRST QUARTER 2008

EDINBURG, VA, (April 23, 2008) – Shenandoah Telecommunications Company (Shentel, NASDAQ: SHEN) announced financial results for the first quarter ended March 31, 2008. Net income for the first quarter increased 17.7% to $4.8 million from $4.1 million for the same period in 2007. Fully diluted earnings per share for the first quarter of 2008 were $0.20, an increase of $0.03 per share from the comparable 2007 period.

First Quarter Highlights

For the quarter ended March 31, 2008, net income was $4.8 million compared to $4.1 million in first quarter 2007. The Company’s total revenues for first quarter 2008 were $36.5 million, compared to $33.0 million for the same quarter in 2007, an increase of 10.4%. Operating expenses increased to $28.0 million in 2008 from $26.0 million in 2007, which included approximately $2.0 million in costs in 2007 related to early retirements. The increase in revenues and operating expenses are primarily a result of a larger base of PCS subscribers. Operating income for the quarter was $8.5 million, an increase of $1.4 million from first quarter 2007.

President and CEO, Christopher E. French commented, “We continue to be pleased with our Company’s performance during this first quarter. We again had solid growth in PCS subscribers and revenues, validating our capital spending plans to expand our overall network footprint and subscriber access to high-speed data services by mid-year 2009.”

April 23, 2008

News Release

PCS Operations

The Company continued to experience strong growth in wireless as a Sprint PCS Affiliate of Sprint Nextel, adding 6,802 net retail customers during the first quarter of 2008, compared to 11,645 net customers added during the first quarter of 2007. The Company’s Sprint Nextel retail wireless customer count at March 31, 2008 was 194,105, a 17.5% increase from March 31, 2007. The Company’s first quarter churn was 2.0%, compared to 2.3% in fourth quarter 2007 and 1.8% in first quarter 2007.

First quarter net income was $3.5 million, down $0.8 million from the first quarter of 2007. Revenue increased $3.1 million, while operating expenses increased $4.5 million. The increase in operating expenses included an additional $3 million of costs related to customer acquisition costs, handset upgrades for existing customers and the rent and personnel costs for thirteen Nextel retail stores acquired from Sprint Nextel in May 2007; $0.4 million in increased operating costs for the expanded network and high-speed data services; and $1.1 million of one time reductions of expenses recorded in the first quarter of 2007 to reflect the changes in the management agreements with Sprint Nextel signed effective January 1, 2007. PCS operating income was $5.9 million in the 2008 first quarter, down from $7.3 million in the corresponding 2007 period.

Telephone Operations

Net income of the local telephone operations for first quarter 2008 was $2.2 million, an increase of $0.7 million from the comparable 2007 period, primarily due to recording $0.8 million, net of taxes, for early retirement related expenses in first quarter 2007. Telephone had 24,430 access lines at March 31, 2008, a decrease of 106 from the previous year-end, and 364 less than at the end of the first quarter of 2007.

April 23, 2008

News Release

Converged Services

The net loss for the first quarter was $1.2 million, comparable to the first quarter 2007. Properties added during 2007 contributed to a 13.6% increase in operating revenues to $3.0 million in the first quarter of 2008. At March 31, 2008, Converged Services had 25,869 Internet users, 11,273 video users and 3,997 telephone users compared to 22,350, 9,524 and 4,466, respectively, at March 31, 2007.

Other Information

The Company’s first quarter 2008 capital expenditures were $7.8 million, up from $3.5 million in first quarter 2007. The increase in capital expenditures primarily resulted from spending to expand our PCS network coverage and footprint. The Company had cash and cash equivalents of $23.0 million as of March 31, 2008, up from $17.2 million at December 31, 2007. The Company retired $1.0 million of debt during the first quarter, and at March 31, 2008, the debt/equity ratio was 0.13; and debt as a percent of total assets was 9.3%.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

April 23, 2008

News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Balance Sheets	March 31,	December 31,
	2008	2007

Cash and cash equivalents	$22,995	$17,245
Other current assets	20,307	23,891
Total investments	9,509	9,936
Property, plant and equipment	308,118	300,622
Less accumulated depreciation andamortization	152,439	145,198

Net property, plant and equipment	155,679	155,424
Other assets, net	15,237	15,028

Total assets	$223,727	$221,524

Current liabilities, exclusive of current maturities of
long-term debt of $ 4,285 and $4,248, respectively	$18,465	$19,808
Long-term debt, including current maturities	20,859	21,907
Total other liabilities	28,246	28,685
Total shareholders equity	156,157	151,124

Total liabilities and shareholders equity	$223,727	$221,524

April 23, 2008

News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
	Three months ended
	March 31,
	2008	2007

Revenues	$36,487	$33,048
Cost of goods and services	12,538	11,402
Selling, general and administrative	7,934	7,474
Depreciation	7,508	7,088

Operating expenses	27,980	25,964

Operating income	8,507	7,084
Interest expense	333	507
Other income (expense)	(243)	316

Income before income taxes	7,931	6,893
Income tax expense	3,139	2,822

Net income	$4,792	$4,071

Net income per share, basic and diluted	$0.20	$0.17

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